Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO ACQUIRES ALTEK, A LEADING SUPPLIER OF INNOVATIVE ENVIRONMENTAL AND TECHNOLOGY PRODUCTS TO THE GLOBAL ALUMINUM INDUSTRY

CAMP HILL, PA - May 29, 2018 - Harsco Corporation (NYSE: HSC) announced today the acquisition of ALTEK Group, a U.K. -based manufacturer of market leading products that enable aluminum producers and recyclers to manage and efficiently extract value from critical waste streams, reduce waste generation, and improve operating productivity. Harsco acquired ALTEK, on a debt and cash free basis, for a purchase price of £45 million (approximately $60 million), plus an additional future contingent consideration subject to the future financial performance of ALTEK.

The cost-efficient recovery of metal and other valuable materials --and environmentally-safe solutions for residual waste materials -- are increasingly important to the aluminum industry. ALTEK’s products and technologies address these and other operating challenges. Its products include aluminum dross and scrap processing systems and its latest innovation, AluSaltTM , offers customers a breakthrough technology that converts salt slag waste into valuable products, addressing one of the largest environmental concerns within the aluminum market.

Key attributes of the ALTEK acquisition include:

▪
Market leadership. ALTEK has built market leading brands, with a #1 global position in aluminum dross pressing and electromagnetic stirring equipment. Its core (legacy) products are currently present in nearly 60 countries with over 400 installations.

▪
Innovative technologies. AluSalt is an on-site salt slag processing technology that offers meaningful cost advantages and greater operational flexibility over current market technologies. Other innovations are under development and, since its formation, ALTEK has an established track-record of developing and successfully bringing to market new technologies to support the global aluminum industry.

▪
Strengthens Harsco’s environmental brand. AluSalt and other ALTEK products complement the environmental brand of Harsco’s Metals & Minerals business and fit the core strategy of creating value from waste, with another zero-waste solution. Further, ALTEK represents an initial step in building a significant environmental solutions business within the aluminum industry.

▪
Significant market opportunity. Salt slag processing today represents a nearly $2 billion potential market and is likely to realize future growth rates above the underlying aluminum market. ALTEK’s initial AluSalt plant is now operational in Europe, and ALTEK’s revenues are expected to approach $100 million within five years, representing a roughly 40 percent CAGR and only a modest portion of the total market opportunity.

Exhibit 99.1

▪	Growth-driven management team. The entrepreneurial leadership team of ALTEK fits well within the Harsco M&M business and is positioned to accelerate ALTEK’s growth.

▪
Leverage global footprint and relationships, with complementary solutions. ALTEK will benefit from Harsco’s Metals & Minerals global platform, extensive customer relationships and core process disciplines. Also, certain ALTEK primary products and by-products have applicable, value-enhancing applications within the steel industry.

▪
Fits financial framework for acquisitions. ALTEK is a profitable, capital-light business with attractive margins and is anticipated to generate robust investment returns. It is expected to be accretive to Harsco’s earnings per share and free cash flow in 2019, after considering acquisition accounting adjustments. Also, Harsco’s capital structure and financial flexibility remain strong following this transaction.

Quote from Nick Grasberger, Harsco President and CEO
“ALTEK fits perfectly with our strategy of developing a premier environmental solutions platform, by acquiring technologies that expand our capabilities in managing industrial waste. We are optimistic about ALTEK’s growth potential within our Metals & Minerals business. This acquisition reflects our success in building a strong foundation in M&M and our confidence in the leadership team to execute against its operating and strategic growth priorities. ALTEK is M&M’s first acquisition in more than a decade, representing another step to accelerate our growth.”

Quote from Alan Peel, ALTEK Managing Director
“This acquisition is a very positive step forward for ALTEK, providing the company with a strong financial owner and industry leader which is committed to supporting ALTEK’s growth and innovation strategy. With Harsco’s extensive international presence and company infrastructure, Harsco will greatly enhance the ability of ALTEK to provide service and support to its international customer base. This will be particularly helpful as we commercialize our latest technology AluSalt around the world. With very similar and aligned values between the two companies, all of this will provide for a very exciting future for ALTEK with Harsco and the customers we serve within the aluminum industry.”

Acquisition Information
Harsco acquired ALTEK for a purchase price of £45 million plus an additional future contingent consideration subject to the future financial performance of ALTEK over the next four years, consistent with the growth and revenue figures noted above.

About Harsco Corporation
Harsco Corporation is a diversified, global engineered products and services company serving the worldwide steel, railway and energy sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

Forward-Looking Statements
The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the "safe harbor" provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management's confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as "may,"

Exhibit 99.1

"could," "expect," "anticipate," "intend," "believe," "likely," "estimate," "outlook," "plan" or other comparable terms. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.

# # #